                                                                  Exhibit 1(b)

                                CENTERLAND FUND

             AMENDMENT NO. 1 TO AGREEMENT AND DECLARATION OF TRUST


        WHEREAS, Section 7.3 of the Agreement and Declaration of Trust dated July 15, 1982 (the "Declaration") of Centerland Fund (the "Trust") provides that the Declaration may be amended to cure, correct or supplement any provision thereof which is internally inconsistent by an instrument in writing signed by a majority of the then Trustees (or by an officer of the Trust pursuant to the vote of a majority of such Trustees) without the necessity of a vote of Unitholders; and

        WHEREAS, Section 5.2 of the Declaration of Trust provides that until units are issued, the Trustees may exercise all rights of Unitholders; and

        WHEREAS, there are presently no units issued; and

        WHEREAS, a majority of the Trustees of the Trust have adopted the following resolutions:

                RESOLVED, that the last sentence of sub-section (d) of Section 4.2 of the Agreement and Declaration of Trust of this Trust dated July 15, 1982 be amended to read: "The liquidation of any particular Series may be authorized either by vote of a majority of the Trustees then in office or by a majority of the outstanding voting securities, as defined in the 1940 Act, (Units) of that Series."

                RESOLVED, that clause (b) in the second sentence of Section 7.3 of the Agreement and Declaration of Trust of this Trust dated July 15, 1982 be amended to read:
        "(b) abolishing or liquidating a Series of Units,".

                RESOLVED, that the President or any Vice President of this Trust is authorized to execute an instrument in writing effecting the aforesaid amendments and to cause the same to be filed wherever in the discretion of such officer such filing is appropriate.

        NOW, THEREFORE, the undersigned Frederick T. Kelsey, the duly elected, appointed and serving President of Centerland Fund, hereby amends the Declaration by amending the last sentence of subsection (d) of Section 4.2 and clause (b) in the second sentence of Section 7.3 respectively to read as provided in the first two of the aforesaid resolutions.

Dated this 4th day of August 1982.

                                     /s/ Frederick T. Kelsey
                                     -----------------------------
                                         Frederick T. Kelsey


                                      -2-